SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number:   0-07166

                             DOUGHTIE'S FOODS, INC.
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             (Exact name of registrant as specified in its charter)


          2410 Wesley Street, Portsmouth, Virginia 23707 (757) 393-6007
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $1.00
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of  all  other  classes  of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]              Rule 12h-3(b)(1)(ii)      [   ]
     Rule 12g-4(a)(1)(ii)      [   ]            Rule 12h-3(b)(2)(i)       [   ]
     Rule 12g-4(a)(2)(i)       [   ]            Rule 12h-3(b)(2)(ii)      [   ]
     Rule 12g-4(a)(2)(ii)      [   ]            Rule 15d-6                [   ]
     Rule 12h-3(b)(1)(i)       [   ]

Approximate  number of holders of record as of the certification or notice date:
None; Registrant was merged into SYSCO Food Services of Eastern Virginia, Inc., a wholly-owned subsidiary of SYSCO Corporation.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, SYSCO Corporation, as successor issuer to Doughtie's Foods, Inc., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                            SYSCO CORPORATION

DATE: September 2, 1999                     By:  /s/ Kent R. Berke
      ------------------------                   -------------------------------
                                                 Assistant Vice President and
                                                 Associate General Counsel


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